Exhibit 10.1

Loan No. 1004156

LOAN AGREEMENT

between

DUKE/HULFISH, LLC, a Delaware limited liability company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Entered into as of March 24, 2011

Loan No. 1004156

TABLE OF CONTENTS

ARTICLE 1 . DEFINITIONS		1
1.1	DEFINED TERMS.	1
1.2	EXHIBITS INCORPORATED.	9

ARTICLE 2 . LOANS		9
2.1	LOANS.	9
2.2	LOANS UNSECURED,	10
2.3	LOAN FEE.	10
2.4	NOTE.	10
2.5	PURPOSE.	10
2.6	MATURITY DATE.	10
2.7	CREDIT FOR PRINCIPAL PAYMENTS.	10
2.8	FIRST OPTION TO EXTEND.	11
2.9	SECOND OPTION TO EXTEND.	11

ARTICLE 3 . DISBURSEMENT		12
3.1	CONDITIONS PRECEDENT.	12
3.2	FUNDS TRANSFER DISBURSEMENTS.	13

ARTICLE 4 . REPRESENTATIONS AND WARRANTIES		14
4.1	AUTHORITY/COMPLIANCE WITH LAW.	14
4.2	BINDING OBLIGATIONS.	14
4.3	FORMATION AND ORGANIZATIONAL DOCUMENTS.	14
4.4	NO VIOLATION.	15
4.5	LITIGATION.	15
4.6	FINANCIAL CONDITION.	15
4.7	NO MATERIAL ADVERSE CHANGE.	15
4.8	ACCURACY.	15
4.9	TAX LIABILITY.	16
4.10	NO SUBORDINATION.	16
4.11	OTHER OBLIGATIONS.	16
4.12	BUSINESS LOAN.	16
4.13	TAX SHELTER REGULATIONS.	16
4.14	TRADE NAMES.	17
4.15	ORGANIZATIONAL CHART.	17
4.16	SUBSIDIARIES.	17

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ARTICLE 5 . COVENANTS OF BORROWER		17
5.1	EXPENSES.	17
5.2	ERISA COMPLIANCE.	17
5.3	OPINION OF LEGAL COUNSEL.	17
5.4	FURTHER ASSURANCES.	18
5.5	ASSIGNMENT.	18
5.6	MERGER, CONSOLIDATION, SALES OF ASSETS AND OTHER ARRANGEMENTS.	18
5.7	MODIFICATION OF OWNERSHIP STRUCTURE AND ORGANIZATIONAL DOCUMENTS.	18
5.8	DERIVATIVE DOCUMENTS.	19
5.9	OTHER INDEBTEDNESS,	19
5.10	GUARANTEES.	19
5.11	EXISTENCE/COMPLIANCE WITH APPLICABLE LAWS.	19
5.12	TAXES AND OTHER LIABILITIES.	20
5.13	FINANCIAL COVENANTS.	20

ARTICLE 6 . REPORTING COVENANTS		20
6.1	BORROWER FINANCIAL STATEMENTS.	20
6.2	BOOKS AND RECORDS.	21

ARTICLE 7 . DEFAULTS AND REMEDIES		21
7.1	DEFAULT.	21
7.2	ACCELERATION UPON DEFAULT; REMEDIES.	23
7.3	INTENTIONALLY OMITTED.	24
7.4	REPAYMENT OF FUNDS ADVANCED.	24
7.5	RIGHTS CUMULATIVE, NO WAIVER.	24

ARTICLE 8 . MISCELLANEOUS PROVISIONS		24
8.1	INDEMNITY.	24
8.2	FORM OF DOCUMENTS.	25
8.3	NO THIRD PARTIES BENEFITED.	25
8.4	NOTICES.	25
8.5	ATTORNEY-IN-FACT.	25
8.6	ACTIONS.	26
8.7	RIGHT OF CONTEST.	26
8.8	RELATIONSHIP OF PARTIES.	26
8.9	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.	26
8.10	IMMEDIATELY AVAILABLE FUNDS.	26
8.11	LENDER’S CONSENT.	27
8.12	LOAN SALES AND PARTICIPATION; DISCLOSURE OF INFORMATION.	27
8.13	CAPITAL ADEQUACY.	28

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8.14	WAIVER OF RIGHT TO TRIAL BY JURY.	29
8.15	SEVERABILITY.	29
8.16	HEIRS, SUCCESSORS AND ASSIGNS.	29
8.17	TIME.	29
8.18	HEADINGS.	30
8.19	GOVERNING LAW.	30
8.20	USA PATRIOT ACT NOTICE. COMPLIANCE.	30
8.21	INTEGRATION; INTERPRETATION.	30
8.22	CONFIDENTIALITY.	30
8.23	COUNTERPARTS.	31
8.24	FORUM.	31
8.25	ENTIRE AGREEMENT.	32
8.26	FINANCIAL CONDITION.	32
8.27	LIMITATION OF LIABILITY/CONSTITUENTS OF BORROWER.	32

EXHIBIT A – Documents

EXHIBIT B – Transfer Authorizer Designation

EXHIBIT C – Compliance Certificate

EXHIBIT D – Acquisition Portfolio Properties

EXHIBIT E – Existing Portfolio Properties

EXHIBIT F – Organizational Chart

EXHIBIT G – Form of Note

EXHIBIT H – Notice of Borrowing

EXHIBIT I – Request to Exercise Option to Extend

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Loan No. 1004156

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is entered into as of March 24, 2011, by and between DUKE/HULFISH, LLC, a Delaware limited liability company (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

Borrower desires to borrow from Lender, and Lender agrees to loan to Borrower, the amounts described below.

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1. DEFINITIONS

1.1 DEFINED TERMS.

The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Acquisition Portfolio” – means the properties listed in Exhibit D.

“Agreement” – shall have the meaning ascribed to such term in the preamble hereto.

“Applicable Law” – means all applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority having jurisdiction over Borrower, including all orders and decrees of all courts, tribunals and arbitrators.

“Bankruptcy Code” – means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Borrower” – means Duke/Hulfish, LLC, a Delaware limited liability company.

“Business Day” – means a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Lender are open to the public for carrying on substantially all of Lender’s business functions. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalized Lease Obligation” – shall mean obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use property) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“Compliance Certificate” shall mean the compliance certificate in the form of Exhibit C executed by Borrower.

“Consolidated Entities” – shall mean, collectively, (a) the Borrower, (b) entities which are 100% wholly owned by Borrower and (c) joint ventures which are consolidated with the Borrower’s financial statements in accordance with GAAP.

“Default” – shall have the meaning ascribed to such term in Section 7.1.

“Derivatives Contract” – shall mean (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Termination Value” shall mean, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include Lender or any affiliate thereof).

“Equity Interest” – means, with respect to any Person, any membership interest, share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Excluded Guarantees” means environmental indemnities and limited recourse payment guarantees and other customary and standard “carve out” guarantees (including, but not limited to, guarantees for failure to pay taxes and insurance, fraud or willful misrepresentation, intentional waste and misapplication or misappropriation of income).

“Existing Portfolio” – means the properties currently owned by Subsidiaries of Borrower, as listed on Exhibit E.

“Financial Covenants” – means, collectively, the covenants set forth under Section 5.13 hereunder.

“First Extended Maturity Date” – means March 24, 2012.

“First Option to Extend” – means Borrower’s option, subject to the terms and conditions of Section 2.8, to extend the term of the Loan from the Original Maturity Date to the First Extended Maturity Date.

“Forward Commitments” – shall mean all purchase and repurchase obligations and forward commitments of the Consolidated Entities to the extent such obligations or commitments are evidenced by a binding purchase agreement. Forward Commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property. Forward Commitments shall not include contracts to purchase real property where damages under such contracts are limited to the usual and customary down payment made by Borrower or the applicable Subsidiaries under such contracts.

“GAAP” – shall mean United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or in other statements and pronouncements by such other entities as may be approved by a significant segment of the accounting profession, which are applied on a consistent basis.

“Governmental Approvals” – means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all applicable Governmental Authorities.

“Governmental Authority” – means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Asset Value” – shall mean the sum of all Individual Property Asset Values.

“Indebtedness” – means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed: (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (f) net obligations under any Derivative Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and (g) all Indebtedness of other Persons which (i) such Person has guaranteed or is otherwise recourse to such Person (other than Excluded Guarantees) or (ii) is secured by a Lien on any property of such Person (other than Permitted Encumbrances).

“Individual Property Asset Value” – means, in respect of each Subsidiary-owner of real property, the value calculated by applying an 8% capitalization rate to the Net Operating Income for such Subsidiary, provided, however, that any real property acquired after the date hereof shall be valued at the cost of such property for a period of three (3) months from such acquisition and thereafter by applying an 8% capitalization rate to the Net Operating Income for such Subsidiary. No Individual Property Asset Value shall be less than zero.

“Individual Property Net Asset Value” – means, in respect of each Subsidiary, the Individual Property Asset Value of such Subsidiary less the Total Liabilities of such Subsidiary.

“Investment” – shall mean, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction of a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained herein or in the Note, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Iron Mountain Fairfield Property” – shall mean the real property located at 4561 Oak Fair Boulevard, Tampa, Florida 33610, owned by DH Tampa, LLC, a Subsidiary of Borrower.

“Lender” – means Wells Fargo Bank, National Association.

“Lien” – shall mean, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or any other type of preferential arrangement that has the practical effect of creating a security interest in, on or of such asset.

“Limited Liability Company Agreement” – means the Borrowers’ Amended and Restated Limited Liability Company Agreement dated December 17, 2010 between CBRE Operating Partnership, L. P. and Duke Realty Limited Partnership.

“Loan(s)” – means the aggregate principal sum of TWO HUNDRED SEVENTY FIVE MILLION AND 00/100ths DOLLARS ($275,000,000.00). that Lender agrees to lend to Borrower pursuant to the terms and conditions of this Agreement.

“Loan Documents” – means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit A as Loan Documents.

“Mandatorily Redeemable Stock” – shall mean, with respect to any Person, any equity interest of such Person which by the terms of such equity interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an equity interest to the extent redeemable in exchange for common stock or other equivalent common equity interest at the option of the issuer of such equity interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an equity interest which is redeemable solely in exchange for common stock or other equivalent common equity interests), in each case on or prior to the date on which the Loan hereunder is scheduled to be due and payable in full.

“Maturity Date” – means the Original Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, whichever is applicable.

“Net Asset Value” – shall mean Gross Asset Value less Total Liabilities.

“Net Operating Income” – shall mean annualized net income of a Subsidiary as such amount would be reported in financial statements for such Subsidiary, in each case for the most recent fiscal quarter of the Borrower ended on the last day of the fiscal quarter most recently ended.

“Note” – means that certain Promissory Note of even date herewith, in the original aggregate principal amount of $275,000,000.00, executed by Borrower and payable to the order of Lender, as hereafter amended, supplemented, replaced or modified.

“Notice of Borrowing” – means a notice substantially in the form of Exhibit H.

“Original Maturity Date” – means September 24, 2011.

“Participant” – shall have the meaning ascribed to such term in that certain Section 8.12.

“Permanent Property Level Debt” – shall mean financing transactions entered into by the Subsidiaries which own properties in the Acquisition Portfolio or by the Subsidiary which owns the Iron Mountain Fairfield Property, secured by a first mortgage or deed of trust on the applicable properties. Such financings must be non-recourse to Borrower (other than Excluded Guarantees).

“Permitted Encumbrances” shall mean exceptions to title that are usual and customary in real estate, easements, rights of way, utility pledges, zoning regulations, tax liens which are not yet due and payable and other liens which are bonded, reserved for or otherwise being contested in good faith.

“Permitted Indebtedness” – means collectively, (i) the liabilities of Borrower to Lender for money borrowed hereunder, (ii) the existing liabilities of the Subsidiaries in connection with the Existing Portfolio, (iii) the Permanent Property Level Debt in connection with the Acquisition Portfolio and the Iron Mountain Fairfield Property, (iv) trade payables in the ordinary course of business, and (v) acquisition financing or permanent financing for properties acquired by Subsidiaries after the date hereof.

“Person” – shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any governmental authority.

“Second Extended Maturity Date” – means September 24, 2012.

“Second Option to Extend” – means Borrower’s option, subject to the terms and conditions of Section 2.9, to extend the term of the Loan from the First Extended Maturity Date to the Second Extended Maturity Date.

“Secured Indebtedness” – shall mean any Indebtedness of the Consolidated Entities that is secured by a Lien on any real property or other liabilities which are secured by real property (other than Permitted Encumbrances). Secured Indebtedness shall not include debt secured by partnership interests or limited liability company interests.

“Subsidiary” – shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person. Unless otherwise specified. “Subsidiary” shall mean a subsidiary of the Borrower.

“Total Liabilities” – shall mean, as of any date of determination, all liabilities of the Consolidated Entities which would, in conformity with GAAP, be properly classified as a liability on the consolidated balance sheet of the Consolidated Entities as of such date, such as (without duplication): (a) all Indebtedness of such Consolidated Entities (whether or not nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and reimbursement obligations with respect to any letter of credit; (b) accounts payable and accrued expenses; (c) Forward Commitments; (d) unfunded obligations of the Consolidated Entities; (e) lease obligations (including ground leases); (f) contingent obligations, including, without limitation, guarantees of Indebtedness (other than, in each case, Excluded Guarantees); (g) economic or nominal payment obligations with respect to preferred equity interests; and (h) obligations relative to the face value of letters of credit issued for Consolidated Entities. For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Consolidated Entity at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Consolidated Entity under such contract if, at such time, the seller or such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Consolidated Entity under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Consolidated Entity under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria. Total Liabilities will include (without duplication of any of the foregoing in the definition of Total Liabilities and excluding Excluded Guarantees) 100% of the recourse liability of the Consolidated Entities under loans where the Borrower is liable for debt as a general partner or otherwise, provided however, that debt may not be reduced as permitted by FASB ASC 825-10-25 (formerly known as FAS 159) or any future FASB pronouncement, as more particularly discussed. However, the calculation of Total Liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, Total Liabilities shall be measured and presented in accordance with GAAP consistently applied, excluding any elective accounting treatments that would allow recording liabilities at fair value, which generally represents the contractual amount owed adjusted for amortization or accretion of any premium or discount. In addition, Total Liabilities shall not include contracts to purchase real property where damages under such contracts are limited to the usual and customary down payment.

“Unconsolidated Affiliate” – shall mean, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on any equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” – shall mean, as of any date, the sum of each Individual Property Net Asset Value attributable to Unencumbered Properties.

“Unencumbered Property” – shall mean any office, industrial, residential, or retail property located in the United States, 100% of which is owned in fee simple by the Borrower or a Subsidiary which, as of any date of determination, is not encumbered by any Lien, springing Lien (limited to Liens arising by virtue of an agreement entered into by the Borrower or any Subsidiary that an asset shall become subject to a Lien on the occurrence of a stated event), negative pledge or restrictions on transferability or assignability of any kind (other than Permitted Encumbrances).

“Unsecured Indebtedness” – shall mean, as of any date of determination, any Indebtedness of the Consolidated Entities outstanding at such date, not included as Secured Indebtedness and shall include indebtedness under these Loans.

1.2 EXHIBITS INCORPORATED.

All exhibits, schedules or other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

ARTICLE 2. LOANS

2.1 LOANS.

(a) Making of Loans. Subject to the terms of this Agreement, Lender agrees to lend to Borrower from time to time during the period from the date hereof to and including April 30, 2011, the aggregate principal amount of Two Hundred Seventy Five Million and 00/100ths Dollars ($275,000,000.00) (the “Maximum Principal Amount”); said sum to be evidenced by the Note of even date herewith. For purposes of clarity, all or part of the aggregate principal amount of the Note is intended to be disbursed on or about the date of this Agreement, provided, however, that in the event not all the acquisitions of properties in the Acquisition Portfolio are in a position to close contemporaneously with the first funding hereunder, such principal amount as pertains to the properties to be acquired on such first funding date shall be disbursed (so long as at least 70% of the total principal amount of the Note is disbursed on the first funding date). The remainder of the unfunded principal amount shall be disbursed at the Borrower’s request in accordance with clause (b) below in advance of the acquisition date or dates of each of the remaining properties.

(b) Request for Loans. Not later than 11:00 a.m. (Pacific time) at least three (3) Business Days prior to a borrowing hereunder (other than the first funding on the date hereof), Borrower shall deliver to Lender a Notice of Borrowing which shall specify the aggregate principal amount to be borrowed and the date such amount is to be borrowed (which must be a Business Day).

(c) Funding of Loans. Promptly after receipt of a notice of borrowing under the immediately preceding subsection (b) and subject to the fulfillment of all applicable conditions set forth herein, Lender shall make available to Borrower in accordance with Section 3.2, not later than 12:00 noon (Pacific time) on the date of the requested borrowing, the amount of the Loans requested in the related Notice of Borrowing in immediately available funds.

(d) Interest Rate. Borrower promises to pay to Lender interest on the unpaid principal amount of each Loan made by Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the per annum rates set forth in the Note.

(e) Statements of Account. Lender shall maintain a register of the principal amount of Loans outstanding, reflecting amounts borrowed and payments made. Lender will account to Borrower, at Borrower’s request, with a statement of the outstanding principal amount of Loans, accrued interest and fees, charges and prepayments made pursuant to this Agreement and the Note, and such account rendered by Lender shall be deemed conclusive absent manifest error.

2.2 LOANS UNSECURED,

The Loans are unsecured.

2.3 LOAN FEE.

Borrower shall pay to Lender, at the initial funding of a Loan pursuant to Section 3.2, a loan fee in the amount of $1,350,000.00, it being acknowledged that a loan fee in the amount of $300,000 has heretofore been paid to Lender.

2.4 NOTE.

The Loans shall be evidenced by the Note in the form attached as Exhibit G, the terms of which are incorporated herein by reference as if set forth in full herein. The initial Note shall be in the Maximum Principal Amount, subject to reduction as appropriate if the full Maximum Principal Amount is not funded on or before April 30, 2011, and for all principal repayments made thereunder from time to time.

2.5 PURPOSE.

The proceeds of the Loan shall be used for the acquisition of the properties in the Acquisition Portfolio.

2.6 MATURITY DATE.

All sums due and owing under this Agreement and the Note shall be repaid in full on the Maturity Date. All payments due to Lender under this Agreement, whether at the Maturity Date or otherwise, shall be paid in immediately available funds.

2.7 CREDIT FOR PRINCIPAL PAYMENTS.

Any payment made upon the outstanding principal balance of the Loan shall be credited as of the Business Day received, provided such payment is received by

Lender no later than 11:00 A.M. (Pacific Standard Time or Pacific Daylight Time, as applicable) and constitutes immediately available funds. Any principal payment received after said time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to Lender.

2.8 FIRST OPTION TO EXTEND.

Borrower shall have the option to extend the term of the Loan from the Original Maturity Date to the First Extended Maturity Date upon satisfaction of each of the following conditions precedent:

(a) Borrower shall have provided Lender with written notice of Borrower’s request to exercise the First Option to Extend in substantially the form of Exhibit I not less than twenty (20) Business Days prior to the Original Maturity Date; and

(b) As of the date of Borrower’s delivery of notice of request to exercise the First Option to Extend, and as of the Original Maturity Date, no Default shall have occurred and be continuing and Borrower shall so certify in writing; and

(c) There shall have occurred no material adverse change, as determined by Lender in its reasonable discretion, in the consolidated financial condition of the Consolidated Entities from that which existed as of the date hereof; and

(d) On the Original Maturity Date, Borrower shall pay to Lender an extension fee in the amount of one quarter of one percent (0.25%) of the total outstanding principal amount of the Loan on the Original Maturity Date, after deduction of any repayments of principal of the Note made on the Original Maturity Date; and

(e) Borrower shall be in compliance with all of the representations and covenants in this Agreement including but not limited to the Financial Covenants and Borrower shall have delivered a fully executed Compliance Certificate to Lender confirming such compliance.

2.9 SECOND OPTION TO EXTEND.

Borrower shall have the option to extend the term of the Loan from the First Extended Maturity Date to the Second Extended Maturity Date upon satisfaction of each of the following conditions precedent:

(a) Borrower shall have provided Lender with written notice of Borrower’s request to exercise the Second Option to Extend in substantially the form of Exhibit I, not less than twenty (20) Business Days prior to the First Extended Maturity Date; and

(b) As of the date of Borrower’s delivery of notice of request to exercise the Second Option to Extend, and as of the First Extended Maturity Date, no Default shall have occurred and be continuing and Borrower shall so certify in writing; and

(c) There shall have occurred no material adverse change, as determined by Lender in its reasonable discretion, in the consolidated financial condition of the Consolidated Entities from that which existed as of the date hereof; and

(d) On the First Extended Maturity Date, Borrower shall pay to Lender an extension fee in the amount of three quarters of one percent (0.75%) of the total outstanding principal amount of the Loan on the First Extended Maturity Date, after deduction of any repayments of principal made on the First Extended Maturity Date; and

(e) Borrower shall be in compliance with all of the representations and covenants in this Agreement including but not limited to the Financial Covenants and shall have delivered a fully executed Compliance Certificate to Lender confirming such compliance.

ARTICLE 3. DISBURSEMENT

3.1 CONDITIONS PRECEDENT.

(a) Initial Funding. Lender’s obligation to make the first disbursement of the Loans hereunder, shall be subject to satisfaction of each of the following conditions precedent:

(i) Lender shall have received counterparts of this Agreement executed by the parties hereto.

(ii) Lender shall have received the Note executed by Borrower and made payable to Lender in the aggregate principal amount of Two Hundred Seventy Five Million and 00/100ths Dollars ($275,000,000.00).

(iii) Lender shall have received a timely Notice of Borrowing from Borrower;

(iv) There shall exist no Default, as defined in this Agreement, or event, omission or failure of condition which would constitute a Default after notice or lapse of time, or both;

(v) Lender shall have received evidence that Borrower will substantially contemporaneously with the funding date acquire the fee ownership of that part of the Acquisition Portfolio for which the first funding of the Loans is intended to be used; and

(vi) Lender shall have received all Loan Documents, certified copies of all organizational documents of Borrower and the members of Borrower and other documents, instruments, policies, and forms of evidence or other materials requested by Lender under the terms of this Agreement or any of the other Loan Documents.

(b) Subsequent Fundings. Lender’s obligation to make subsequent disbursements of the Loans hereunder shall be subject at all times to satisfaction of each of the following conditions precedent:

(i) Lender shall have received a timely Notice of Borrowing from Borrower;

(ii) There shall exist no Default, as defined in this Agreement, or event, omission or failure of condition which would constitute a Default after notice or lapse of time, or both; and

(iii) Lender shall have received evidence that Borrower will substantially contemporaneously with the applicable funding date acquire the fee ownership of that part of the Acquisition Portfolio for which the applicable subsequent funding of the Loans is intended to be used.

3.2 FUNDS TRANSFER DISBURSEMENTS.

Borrower hereby authorizes Lender to disburse the proceeds of any Loan(s) made by Lender or its affiliate pursuant to this Agreement as requested by an authorized representative of the Borrower to any of the accounts designated in that certain Exhibit B entitled Transfer Authorizer Designation. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or, (ii) made in Borrower’s name and accepted by Lender in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Lender may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than those previously named by the Borrower. Lender is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Lender takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Lender takes these actions Lender will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision or the Note, or any agreement between Lender and Borrower. Borrower agrees to notify Lender of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within 14 days after Lender’s confirmation to Borrower of such transfer.

Lender will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Lender may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to Lender or prohibited by government authority; (iii) cause Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause Lender to violate any applicable law or regulation. Lender shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no representations or warranties other than those expressly made in this Agreement.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender as of the date of this Agreement and continuing thereafter that:

4.1 AUTHORITY/COMPLIANCE WITH LAW.

Borrower is in compliance with all Governmental Approvals and other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, reasonably be expected to cause a Default or have a material adverse effect on the financial condition of the Consolidated Entities. Borrower has the authority and power and has taken all necessary action to authorize, execute and perform its obligations under this Agreement and the Note and to borrow hereunder. .

4.2 BINDING OBLIGATIONS.

This Agreement and the Note are the valid and binding obligations of Borrower.

4.3 FORMATION AND ORGANIZATIONAL DOCUMENTS.

Borrower has delivered to Lender all formation and organizational documents of Borrower and the members of Borrower and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Lender. Borrower shall promptly provide Lender with copies of any amendments or modifications of such formation or organizational documents.

4.4 NO VIOLATION.

Borrower’s execution, delivery, and performance hereunder and under the Note do not: (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other governing document; (b) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower is bound or regulated; or (c) violate any Applicable Law or any order of any court or Governmental Authority.

4.5 LITIGATION.

Except as disclosed to Lender in writing, there are no claims, actions, suits, or proceedings pending, or to Borrower’s knowledge, threatened, against Borrower that if adversely determined, could reasonably be expected to have a material adverse effect on Borrower’s financial condition or in any manner challenge the validity or enforceability of this Agreement or the Note.

4.6 FINANCIAL CONDITION.

All financial statements and information delivered to Lender by Borrower, including, without limitation, information relating to the financial condition of the Consolidated Entities, the Acquisition Portfolio, the Existing Portfolio, the Iron Mountain Fairfield Property, the partners, joint venturers or members of Borrower, fairly and accurately present the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with GAAP consistently applied throughout the periods presented. Borrower acknowledges and agrees that Lender may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

4.7 NO MATERIAL ADVERSE CHANGE.

There has been no material adverse change in the financial condition of the Consolidated Entities since the dates of the latest financial statements furnished to Lender and, except as otherwise disclosed to Lender in writing, Borrower has not entered into any material transaction which is not disclosed in such financial statements.

4.8 ACCURACY.

All reports, documents, instruments, information and forms of evidence delivered to Lender (other than the financial statements referred to in Section 4.6) concerning the Loans or required under this Agreement or the Note were, at the time so delivered, accurate, correct and sufficiently complete in all material respects to the extent necessary to give Lender true and accurate knowledge of their subject matter, and do not contain any misrepresentation or omission which would have a material adverse effect on the financial condition of the Consolidated Entities.

4.9 TAX LIABILITY.

Borrower has filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments owed and payable pursuant to such returns or pursuant to any assessments received in writing by Borrower, except such taxes and assessments as are being contested in good faith and for which adequate reserves have been provided, and Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.

4.10 NO SUBORDINATION.

There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

4.11 OTHER OBLIGATIONS.

Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

4.12 BUSINESS LOAN.

The Loans constitute a business loan transaction in the stated amount solely for the purposes of carrying on the business of Borrower and will be used only for the purposes set forth in Section 2.5 .

4.13 TAX SHELTER REGULATIONS.

Neither Borrower, nor any Subsidiary intends to treat the Loans or the transactions contemplated by this Agreement and the Note as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower determines to take any action inconsistent with such intention, Borrower will promptly notify Lender thereof. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loans as required by such Treasury Regulation.

4.14 TRADE NAMES.

Borrower conducts business solely under the name set forth in the preamble to this Agreement and makes use of no trade names in connection therewith, unless such trade names have been previously disclosed to Lender in writing.

4.15 ORGANIZATIONAL CHART.

Exhibit F is a true and accurate copy of the organizational chart of Borrower.

4.16 SUBSIDIARIES.

All Subsidiaries of Borrower existing as of the date hereof are as follows: DH Tampa, LLC and the subsidiaries set forth on Exhibit D and Exhibit E. All Subsidiaries of Borrower are 100% wholly owned by Borrower or another Subsidiary.

ARTICLE 5. COVENANTS OF BORROWER

5.1 EXPENSES.

Borrower shall immediately pay Lender upon demand all reasonable costs and expenses incurred by Lender in connection with: (a) the preparation of this Agreement, the Note and any other documents contemplated hereby; (b) the administration of this Agreement and the Note for the term of the Loans; and (c) the enforcement or satisfaction by Lender of any of Borrower’s obligations under this Agreement or the Note. For all purposes of this Agreement, Lender’s costs and expenses shall include, without limitation, all reasonable legal fees and expenses, accounting fees and auditor fees.

5.2 ERISA COMPLIANCE.

Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Lender a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

5.3 OPINION OF LEGAL COUNSEL.

Borrower shall provide, at Borrower’s expense, an opinion of legal counsel in form and content satisfactory to Lender to the effect that: (a) upon due authorization, execution and recordation or filing as may be specified in the opinion, this Agreement and the Note shall be valid and binding obligations, enforceable against Borrower in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally; (b) the interest rate terms do not violate any applicable usury laws, and (c) such other matters reasonably required by Lender.

5.4 FURTHER ASSURANCES.

Upon Lender’s request and at Borrower’s sole cost and expense, Borrower shall execute, acknowledge and deliver any other instruments and perform any other acts reasonably necessary, desirable or proper, as determined by Lender, to carry out the purposes of this Agreement and the Note.

5.5 ASSIGNMENT.

Without the prior written consent of Lender, Borrower shall not assign Borrower’s interest under this Agreement or the Note, or in any monies due or to become due thereunder, and any assignment without such consent shall be void.

5.6 MERGER, CONSOLIDATION, SALES OF ASSETS AND OTHER ARRANGEMENTS.

Borrower shall not (i) enter into any merger or consolidation; (ii) liquidate, windup or dissolve itself (of suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired, without the prior written consent of the Lender.

5.7 MODIFICATION OF OWNERSHIP STRUCTURE AND ORGANIZATIONAL DOCUMENTS.

(a) Subject to the immediately following sentence, Borrower shall not and shall cause the Subsidiaries to not amend, supplement, restate or otherwise modify, their organizational documents (including, but not limited to, the Limited Liability Company Agreement) in any manner that would have an adverse effect on their ability to own and operate the Existing Portfolio and the Acquisition Portfolio or on Borrower’s ability to perform its obligations under this Agreement and the Note without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed. The Borrower and the Subsidiaries may, however, amend, supplement, restate or otherwise modify their respective organizational documents, without the consent of Lender, (i) pursuant to any direct or indirect request, action or requirement of a Governmental Authority or changes required to comply with law (whether or not requested or required by a specific Governmental Authority), or (ii) for the Subsidiaries only, in connection with Permanent Property Level Debt and other permitted financings or minor amendments.

(b) No transfers of Equity Interests in Borrower shall be made without the consent of Lender except that such consent shall not be required for transfers between or among CBRE Operating Partnership, L.P. and Duke Realty Limited Partnership and their affiliates.

5.8 DERIVATIVE DOCUMENTS.

If applicable, upon receipt from Lender, Borrower shall execute promptly all documents evidencing any Derivatives Contract with Lender.

5.9 OTHER INDEBTEDNESS.

(a) Without the prior written consent of Lender, Borrower shall not create, incur or permit to exist any Indebtedness for the Consolidated Entities except (subject to Section 5.9(b)) the Permitted Indebtedness. Neither Borrower nor any of its Subsidiaries will create, incur or permit to exist any Lien on any properties in the Existing Portfolio or any properties in the Acquisition Portfolio except for Permitted Encumbrances or in connection with Permitted Indebtedness (but not in connection with trade payables). Neither Borrower nor any Subsidiaries shall pledge or encumber any Equity Interest in any Subsidiary.

(b) Borrower may obtain Permanent Property Level Debt for the Acquisition Portfolio and for the Iron Mountain Fairfield Property provided that Borrower prepays the outstanding principal of the Loans by an amount equal to the net proceeds of the Permanent Property Level Debt for the applicable property (it being understood that Permanent Property Level Debt shall be treated as one completed financing as of the closing date of such financing, provided that the repayment of the Loan from the net proceeds of such financing are received by Lender the day after such closing date).

5.10 GUARANTEES.

Borrower shall not guarantee or become liable in any way as a surety, endorser (other than as endorser of negotiable instruments in the ordinary course of business) or accommodation endorser or otherwise for debt or obligations of any other person or entity (other than Excluded Guarantees).

5.11 EXISTENCE/COMPLIANCE WITH APPLICABLE LAWS.

Borrower shall preserve and maintain its existence and all of its rights, privileges and franchises; conduct its business in an orderly, efficient, and regular manner; and comply with the requirements of all Applicable Laws which. if not complied with, would reasonably be expected to result in a material adverse effect on the financial condition of any of the Consolidated Entities.

5.12 TAXES AND OTHER LIABILITIES.

Borrower shall pay and discharge when due any and all Indebtedness, obligations, assessments and taxes, both real and personal, owed by or relating to Borrower and Borrower’s properties (including federal and state income taxes), except such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and for which adequate reserves have been provided.

5.13 FINANCIAL COVENANTS.

Borrower shall be in compliance at all times with the following covenants:

(a) Leverage Ratio: The ratio (expressed as a percentage) of Total Liabilities to Gross Asset Value may not exceed 60%.

(b) Net Asset Value: The Net Asset Value may not be less than $400,000,000.

(c) Unencumbered Leverage Ratio: The ratio (expressed as a percentage) of Unsecured Indebtedness to Unencumbered Asset Value may not exceed 60%.

(d) Prohibited Investments: The Borrower and its Subsidiaries have not invested and will not invest in any: (i) Forward Commitments other than contracts to purchase real property but subject to the last sentence of this subsection (d), (ii) consolidated non-wholly owned subsidiaries, (iii) Unconsolidated Affiliates, (iv) subject to the following sentence, unimproved real property, (v) mortgage and debt receivables, (vi) investments in public stock holdings or securities not considered real estate investments on the Borrower’s financial statements in accordance with GAAP (other than cash equivalents). The Borrower’s total Investments (whether direct or through its Subsidiaries) in unimproved real property and properties under development, redevelopment or renovation valued at total cost incurred to the date of calculation shall not exceed 5% of the aggregate Gross Asset Value.

ARTICLE 6. REPORTING COVENANTS

6.1 BORROWER FINANCIAL STATEMENTS.

Borrower shall provide to Lender the following periodic information:

(a) Within 120 days of each fiscal year end, Borrower shall provide audited financial statements acceptable in form to Lender, including balance sheet, income statement, statement of cash flows, rent rolls, operating statements for each property owned by a Subsidiary (including but not limited to the Iron Mountain Fairfield Property, the properties in the Existing Portfolio and the properties in the Acquisition Portfolio), financial information sufficient for Lender to determine compliance with the Financial Covenants and a Compliance Certificate.

(b) Within 45 days of each fiscal quarter end, Borrower shall provide unaudited financial statements acceptable in form to Lender, including balance sheet, income statement and statement of cash flows.

(c) On June 1, 2011, September 1, 2011 (and assuming the First Option to Extend and, if applicable, the Second Option to Extend is exercised as provided herein) December 1, 2011, March 1, 2012, June 1, 2012 and September 1, 2012, Borrower shall deliver financial information, as of the end of the immediately preceding calendar quarter but adjusted for Permanent Property Level Debt occurring since the end of such immediately preceding calendar quarter, sufficient for Lender to determine compliance with the Financial Covenants and shall deliver a Compliance Certificate (it being understood that Permanent Property Level Debt shall be treated as one completed financing as of the closing date of such financing, provided that the repayment of the Loan from the net proceeds of such financing are received by Lender the day after such closing date).

(d) Such other information as Lender may reasonably require.

6.2 BOOKS AND RECORDS.

Borrower shall maintain complete books of account and other records in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, and permit any representative of Lender, at any reasonable time during normal business hours (with reasonable prior notice), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries.

ARTICLE 7. DEFAULTS AND REMEDIES

7.1 DEFAULT.

The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the Note:

(a) Monetary. Borrower’s failure to pay when due any principal or interest payable under the Note and such failure shall continue for five (5) Business Days or (ii) Borrower’s failure to pay when due any other sums payable under the Note or this Agreement and such failure shall continue for five (5) Business Days after Borrower’s receipt of written notice of such failure.

(b) Performance of Obligations. Borrower’s failure to perform or observe any term, covenant, agreement or obligation under this Agreement or the Note not otherwise set forth as a Default under this Section; provided, however, that (i) if a cure period is provided for the remedy of such failure, Borrower’s failure to perform will not constitute a Default until such date as the specified cure period expires or (ii) if a cure period is not provided, Borrower’s failure to perform will not constitute a Default unless such failure shall continue for a period of thirty (30) calendar days after the earlier of (x) the date upon which Borrower obtains knowledge of such failure or (y) the date upon which Borrower has received written notice of such failure from the Lender; provided, however, in the case of any such failure which cannot with diligence be cured within thirty (30) days, it shall be a Default only if Borrower did not proceed to cure the same within such thirty (30) days or fails to cure same within an additional period of time as reasonably may be required to cure the same, but in no event less than forty five (45) days.

(c) Representations and Warranties. Any representation or warranty of Borrower in this Agreement or the Note shall have been incorrect or misleading in any material respect when made and the continuation of such breach for more than ten (10) days after written notice to Borrower from Lender requesting that Borrower cure such breach.

(d) Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a voluntary petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s insolvency; (iii) a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property.

(e) Involuntary Bankruptcy. An involuntary petition under the Bankruptcy Code or under any other debtor relief law is filed against Borrower or in any way restrains or limits Borrower or Lender regarding the Loan or a substantial part of the Borrower’s property, and such case or proceeding shall remain undismissed or unstayed for a period of ninety (90) days after the date of filing of such involuntary petition or an order or decree for relief under such laws has been entered.

(f) Change In Management or Control. Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or entity will be deemed to have “beneficial ownership” of all securities that such person or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 49% of the total voting power of the then outstanding membership interests of the Borrower.

(g) Judgments. A judgment or order for the payment of money shall be entered against the Borrower by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, $250,000 or (B) such judgment or order could reasonably be expected to have a material adverse effect on the financial condition of the Consolidated Entities.

(h) Attachments. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower which exceeds, individually or together with all other such warrants, writs, executions and processes, $250,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Lender pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Loan and waives or subordinates any Lien it may have on the assets of the Borrower.

(i) Default Under Derivatives Contract. The occurrence of a default by Borrower or a termination event with respect to Borrower under any Derivatives Contract with Lender.

(j) Violation of Certain Covenants. The violation of the covenants under Sections 5.6, 5.7, 5.9 or 5.10 hereunder.

(k) Financial Covenants. The violation of the Financial Covenants under Section 5.13.

(l) Cross Default. The occurrence of a default, after taking into account any applicable notice, cure or grace period that has not been waived or cured, under any obligations of Borrower or any Subsidiaries for money borrowed.

7.2 ACCELERATION UPON DEFAULT; REMEDIES.

Upon the occurrence of any Default specified in this Article, Lender may, at its sole option, declare all sums owing to Lender under the Note and this Agreement immediately due and payable.

7.3 INTENTIONALLY OMITTED.

7.4 REPAYMENT OF FUNDS ADVANCED.

Any funds expended by Lender in the exercise of its rights or remedies under this Agreement and the Note shall be payable to Lender upon demand, together with interest at the rate applicable to the principal balance of the Note from the date the funds were expended.

7.5 RIGHTS CUMULATIVE, NO WAIVER.

All Lender’s rights and remedies provided in this Agreement and the Note, together with those granted by law or at equity, are cumulative and may be exercised by Lender at any time. Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lender under this Agreement or the Note are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Lender to take, or any delay by Lender in taking, action concerning any Default or failure of condition under this Agreement or the Note , or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under this Agreement or the Note must be in writing and shall be limited to its specific terms.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1 INDEMNITY.

BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT OR THE NOTE; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, ANY SUBSIDIARY, CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY PROPERTY OWNED BY BORROWER OR ANY SUBSIDIARY. BORROWER SHALL IMMEDIATELY PAY TO LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST

APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER SHALL SURVIVE CANCELLATION OF THE NOTE.

8.2 FORM OF DOCUMENTS.

The form and substance of all documents, instruments, and forms of evidence to be delivered to Lender under the terms of this Agreement and the Note shall be subject to Lender’s approval and shall not be modified, superseded or terminated in any respect without Lender’s prior written approval.

8.3 NO THIRD PARTIES BENEFITED.

No person other than Lender and Borrower and their permitted successors and assigns shall have any right of action under this Agreement or the Note.

8.4 NOTICES.

All notices, demands, or other communications under this Agreement and the Note shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature pages of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement). All notices, demands or other communications shall be considered as properly given if telecopied, delivered personally, sent by overnight courier service or sent by first class United States Postal Service mail, postage prepaid, except that notice of Default must be sent by certified mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices sent to the appropriate addresses shall be effective (a) if by mail, three (3) days after deposit in the U.S. Postal Service mail, if mailed by first class mail, (b) if by telecopier, when transmitted, (c) if by hand delivery, overnight courier or Overnight Express Mail, when delivered and otherwise upon receipt; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

8.5 ATTORNEY-IN-FACT.

Borrower hereby irrevocably appoints and authorizes Lender, as Borrower’s attorney in fact, which agency is coupled with an interest, to execute and/or record in Lender’s or Borrower’s name any notices, instruments or documents that Lender deems appropriate to protect Lender’s interest under this Agreement or the Note, provided that Lender has requested in writing Borrower’s execution of same, and Borrower has failed to execute such notice, instrument or document within fifteen (15) days after Borrower’s receipt of such request except that Lender need not send a request to Borrower if a Default exists or if Lender reasonably deems the aforesaid execution and/or recordation to be an emergency.

8.6 ACTIONS.

Borrower agrees that Lender, in exercising the rights, duties or liabilities of Lender or Borrower under this Agreement or the Note, may commence, appear in or defend any action or proceeding purporting to affect the Loan, this Agreement or the Note and Borrower shall immediately reimburse Lender upon demand for all such expenses so incurred or paid by Lender, including, without limitation, attorneys’ fees and expenses and court costs.

8.7 RIGHT OF CONTEST.

Borrower may contest in good faith any claim, demand, levy or assessment by any person other than Lender which would constitute a Default if: (a) Borrower pursues the contest diligently, in a manner which Lender determines is not prejudicial to Lender, and does not impair the rights of Lender under this Agreement or the Note; and (b) Borrower deposits with Lender any funds or other forms of assurance which Lender in good faith determines from time to time appropriate to protect Lender from the consequences of the contest being unsuccessful. Borrower’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

8.8 RELATIONSHIP OF PARTIES.

The relationship of Borrower and Lender under this Agreement and the Note is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property, except as expressly provided in this Agreement and the Note.

8.9 ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.

If any attorney is engaged by Lender to enforce or defend any provision of this Agreement or the Note, or as a consequence of any Default under this Agreement or the Note , with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower, then Borrower shall immediately pay to Lender, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified therein.

8.10 IMMEDIATELY AVAILABLE FUNDS.

Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Lender shall be payable only in United States currency, immediately available funds.

8.11 LENDER’S CONSENT.

Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that Lender shall exercise its consent, right or judgment in a reasonable manner given the specific facts and circumstance applicable at the time.

8.12 LOAN SALES AND PARTICIPATION; DISCLOSURE OF INFORMATION.

(a) Borrower agrees that Lender may elect, at any time, to sell, assign or grant participation in all or any portion of its rights and obligations under this Agreement or the Note, and that any such sale, assignment or participation may be to one or more commercial banks or other financial institutions, at Lender’s sole discretion, except that any sale or assignment shall be in minimum portions of $10,000,000 and provided that no Default exists, Borrower’s consent not to be unreasonably withheld or delayed shall be required. Any participation in the Loan may be in any amount and shall not be subject to any minimum and shall not be subject to Borrower’s consent.

(b) Borrower further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which have been or are hereafter provided to or known to Lender with respect to: (i) the properties and their operation; (ii) any party connected with the Loan (including, without limitation, the Borrower, any partner, joint venturer or member of Borrower, any constituent partner, joint venturer or member of Borrower; and/or (iii) any lending relationship other than the Loan which Lender may have with any party connected with the Loan in each such case only if such potential or actual assignee or participant shall agree to keep all such information confidential pursuant to Section 8.22.

(c) Upon execution and delivery of such instrument and payment by any assignee to Lender of an amount equal to the purchase price agreed between Lender and such assignee, such assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender as set forth in the related assignment and assumption agreement, and the transferring Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment, the original Lender and Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and the original Lender, as appropriate, and shall update its records accordingly. In connection with any such sale or assignment, Borrower further agrees that this Agreement or the Note shall be sufficient evidence of the obligations of Borrower to each purchaser or assignee, and upon written request by Lender, Borrower shall enter into such amendments or modifications to this Agreement or the Note as may be reasonably required in order to evidence any such sale or assignment. The indemnity obligations of Borrower under this Agreement and the Note shall also apply with respect to any purchaser or assignee.

(d) No participant shall have any rights or benefits under this Agreement or the Note. In the event of any grant by Lender of a participating interest to a Participant, Lender shall remain responsible for the performance of its obligations hereunder, and Borrower and shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the Note. Any agreement pursuant to which Lender may grant such a participating interest shall provide that Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under the Note, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or the Note.

(e) Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any lender may at any time and from time to time pledge and assign all or any portion of its rights under this Agreement or the Note to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder.

8.13 CAPITAL ADEQUACY.

If Lender or assignee or participant of the Loans reasonably determines in good faith that compliance with any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Lender, such assignee, or any corporation controlling Lender or such assignee or participant, as a consequence of, or with reference to, Lender’s, assignee’s or such corporation’s commitments or its making or maintaining advances below the rate which Lender, assignee, participant or such corporation controlling Lender could have achieved but for such compliance (taking into account the policies of Lender, assignee, participant or corporation with regard to capital), then Borrower shall, from time to time, within thirty (30) calendar days after written demand by Lender or such assignee or participant, pay to Lender additional amounts sufficient to compensate Lender, such assignee or participant or such corporation controlling Lender or such assignee or participant to the extent that Lender determines such increase in capital is allocable to Lender’s or such assignee’s or participant’s obligations hereunder. Notwithstanding the foregoing, a participant shall not be entitled to receive any greater payment under this Section 8.13 than the Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. A certificate as to such amounts, submitted to Borrower by Lender, shall be conclusive and binding for all purposes, absent manifest error.

8.14 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE THIS AGREEMENT OR THE NOTE, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE THIS AGREEMENT OR THE NOTE (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

8.15 SEVERABILITY.

If any provision or obligation under this Agreement and the Note shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of this Agreement or the Note, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement, or the right of collectibility therefore, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make advances under this Agreement or the Note shall not be enforceable by Borrower.

8.16 HEIRS, SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided under the terms and conditions of this Agreement and the Note shall bind and inure to the benefit of the heirs, successors and assigns of the parties.

8.17 TIME.

Time is of the essence of each and every term of this Agreement.

8.18 HEADINGS.

All article, section or other headings appearing in this Agreement and the Note are for convenience of reference only and shall be disregarded in construing this Agreement and the Note.

8.19 GOVERNING LAW.

This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to its law regarding conflicts of law.

8.20 USA PATRIOT ACT NOTICE. COMPLIANCE.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

8.21 INTEGRATION; INTERPRETATION.

This Agreement and the Note contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and therein and supersede all prior negotiations or agreements, written or oral. Neither this Agreement nor the Note shall be modified except by written instrument executed by all parties. Any reference to this Agreement or the Note includes any amendments, renewals or extensions now or hereafter approved by Lender in writing.

8.22 CONFIDENTIALITY.

Except as otherwise provided by Applicable Law, the Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of its respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide assignee, participant or other transferee in connection with the contemplated transfer of any portion of the Loan or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if a Default exists, to any other Person, in connection with the exercise by the Lender of rights hereunder or under the Note; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or any affiliate of Lender.

8.23 COUNTERPARTS.

To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

8.24 FORUM.

Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State of New Jersey. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the State of New Jersey may be made by certified or registered mail, return receipt requested, directed to Borrower at its address for notice set forth in this Agreement, or at a subsequent address of which Lender received actual notice from Borrower in accordance with the notice section of this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Lender to serve process in any manner permitted by law or limit the right of Lender to bring proceedings against Borrower in any other court or jurisdiction.

8.25 ENTIRE AGREEMENT.

This Agreement and the Note constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in this Agreement or the Note. Except as incorporated in writing into this Agreement or the Note, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in this Agreement or the Note.

8.26 FINANCIAL CONDITION.

All financial statements and information heretofore and hereafter delivered to Lender by Borrower, including, without limitation, information relating to the financial condition of Borrower, the Acquisition Portfolio, the Existing Portfolio, the Iron Mountain Fairfield Property, the partners, joint venturers or members of Borrower, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with GAAP consistently applied.

8.27 LIMITATION OF LIABILITY/CONSTITUENTS OF BORROWER.

No present or future member, officer, director, trustee, employee, shareholder or agent of Borrower shall have any personal liability to Lender under this Agreement and the Note.

SIGNATURE PAGE TO LOAN AGREEMENT

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date appearing on the first page of this Agreement.

“LENDER”

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Kevin Poppe
Kevin Poppe, Vice President

Lender’s Address:
Wells Fargo Bank, National Association
Real Estate Banking Group (AU: 55069)
120 Mountain View Boulevard, Suite 200
Basking Ridge, New Jersey 07920
Attention: Kevin Poppe

With a copy to:
Wells Fargo Bank, National Association
Winston-Salem Loan Center
One West Fourth Street, 3rd Floor
Winston-Salem, North Carolina 27101
Attention: Beverly Mosher

With a copy to:
Emmet, Marvin & Martin, LLP
177 Madison Avenue
Morristown, New Jersey 07960
Attention: Sean M. Carlin, Esq.

SIGNATURE PAGE TO LOAN AGREEMENT

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date appearing on the first page of this Agreement.

“BORROWER”

DUKE/HULFISH, LLC, a Delaware limited liability company

By:	Duke Realty Limited Partnership,
an Indiana limited partnership,
its managing member

	By:	Duke Realty Corporation,
an Indiana corporation,
its general partner

		By:	/s/ Angela Hsu
Name: Angela Hsu
Title: Vice President

Borrower’s Address:

Duke/Hulfish, LLC
c/o Duke Realty Corporation
600 E. 96th Street, Suite 100
Indianapolis, IN 46240
Attn: Nick Anthony

With a copy to:

Duke Realty Corporation	CBRE Operating Partnership, L.P.
3950 Shackleford Road, Suite 300	c/o CB Richard Ellis Realty Trust
Duluth, GA 30096	47 Hulfish Street, Suite 201
Attn: Ann Banta Kustoff, Esq.	Princeton, NJ 08542
Attn: Jack Cuneo

K& L Gates LLP
599 Lexington Avenue
New York, New York 10022-6030
Attn: Jeffrey H. Weitzman, Esq.

Loan No. 1004156

EXHIBIT A – LOAN DOCUMENTS

Exhibit A to LOAN AGREEMENT between Duke/Hulfish, LLC, as “Borrower”, and Wells Fargo Bank, National Association, as “Lender”, dated as of March 24, 2011.

1.

Loan Documents. The documents listed below, numbered 1.1 through 1.4, inclusive, and amendments, modifications and supplements thereto which have received the prior written consent of Lender, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.

1.1	This Agreement.

1.2	The Promissory Note of even date herewith in the original principal amount of the Loan made by Borrower payable to the order of Lender.

1.3	Limited Liability Company Borrowing Resolution of even date herewith.

1.4	Opinion of Borrower’s Legal Counsel dated the date hereof.

Loan No. 1004156

EXHIBIT B

TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

☐  NEW    ☐  REPLACE PREVIOUS DESIGNATION    ☐  ADD    ☐  CHANGE     ☐  DELETE LINE NUMBER

The following representatives of Duke/Hulfish, LLC (“Borrower”) are authorized to request the disbursement of Loan Proceeds and initiate funds transfers for Loan Number 1004156 dated March 24, 2011 between Wells Fargo Bank, National Association (“Bank”) and Borrower. Bank is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

Name	Title	Maximum Wire Amount
1.
2.
3.
4.
5.

Beneficiary Bank and Account Holder Information

1.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

2.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

3.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:

Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:
Further Credit Information/Instructions:

Date: March 24, 2011

“BORROWER”

DUKE/HULFISH, LLC

By:	Duke Realty Limited Partnership,
an Indiana limited partnership, its managing member

	By:	Duke Realty Corporation,
an Indiana corporation, its general partner

By:
Name:
Title:

EXHIBIT C

COMPLIANCE CERTIFICATE

To:	The Wells Fargo Bank, National Association

This Compliance Certificate is furnished pursuant to that certain Loan Agreement, dated as of March 24, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) by and between Duke/Hulfish, LLC, a Delaware limited liability company (the “Borrower”), and Wells Fargo Bank, National Association (the “Lender”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am an officer of Duke Realty Corporation, an Indiana corporation, the general partner of Duke Realty Limited Partnership, an Indiana limited partnership, the managing member of the Borrower;

2.	I have reviewed the terms of the Loan Agreement and am familiar with the financial condition and books and records of the Borrower;

3.

I have no knowledge of the existence of any condition or event which constitutes a default under the Agreement during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.

Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are materially true, complete and correct.

Described below are the exceptions, if any, to paragraph 4 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered on this             day of                     , 201    .

DUKE/HULFISH, LLC,
a Delaware limited liability company

By:	Duke Realty Limited Partnership an Indiana limited partnership,
Its managing member

	By:	Duke Realty Corporation, an Indiana
corporation, its general partner

By:
Name:
Title:

Schedule I

Wells Fargo - $275 MILLION LOAN

SCHEDULE I TO COVENANT COMPLIANCE CERTIFICATE DATED                     , 201

		MINIMUM/MAXIMUM REQUIREMENT			[INSERT DATE] (ACTUAL FOR IMMEDIATELY PRECEDING CALENDAR QUARTER)

1.	Leverage Ratio	60%	(Max.	)		%

2.	Net Asset Value	$400 Million	(Min.	)	$

3.	Unencumbered Leverage Ratio	60%	(Max.	)		%

4.	Prohibited Investments
	Unimproved real property and properties under development, redevelopment or renovation valued at total cost incurred to the date of the calculation shall not exceed 5% of the aggregate Gross Asset Value.

		5%	(Max.	)		%

Executed as of the             day of                     , 201    .

DUKE/HULFISH, LLC,
a Delaware limited liability company

By:	Duke Realty Limited Partnership an Indiana limited partnership,
Its managing member

	By:	Duke Realty Corporation, an Indiana corporation, its general partner

By:
Name:
Title:

EXHIBIT D

ACQUISITION PORTFOLIO PROPERTIES

Building Name	Street Address	SPE
533 Maryville Center	533 Maryville University Dr., St. Louis, MO	DP Maryville 533 Center, LLC
555 Maryville Center	555 Maryville University Dr., St. Louis, MO	DP Maryville 555 Center, LLC
Lane Bryant	3344 Morse Crossing, Columbus, OH	DP Easton III, LLC
McAuley Place	4600 McAuley Place, Blue Ash, OH	DP McAuley Place, LLC
Point West I	1525 S. Beltline, Coppell, TX	DP Point West I, LLC
Regency Creek I	12040 Regency Parkway, Cary, NC	DP Regency Creek, LLC
Sam Houston Crossing One	10343 Sam Houston Park Dr. Houston, TX	DP Sam Houston Crossing, LLC
Landings I	9997 Carver Rd., Blue Ash, OH	DP Landings Building 1, LLC
Landings II	9987 Carver Rd., Blue Ash, OH	DP Landings Building II, LLC
One Easton Oval	One Easton Oval, Columbus, OH	DP One Easton Oval, LLC
Two Easton Oval	Two Easton Oval, Columbus, OH	DP Two Easton Oval, LLC
Norman Pointe I	5601 Green Valley Dr., Bloomington, MN	DP Norman Pointe I, LLC
Norman Pointe II	5600 W. American Blvd., Bloomington, MN	DP Norman Pointe II, LLC
One Conway Park	100 Field Dr., Lake Forest, IL	DP One Conway Park, LLC
West Lake at Conway	1925 W. Field Ct., Lake Forest, IL	DP West Lake at Conway, LLC
Weston Pointe I	2400 N. Commerce Pkwy., Weston, FL	DP Weston Pointe I, LLC
Weston Pointe II	2200 N. Commerce Pkwy., Weston, FL	DP Weston Pointe II, LLC
Weston Pointe III	2250 N. Commerce Pkwy.,, Weston, FL	DP Weston Pointe III, LLC
Weston Pointe IV	2100 N. Commerce Pkwy., Weston, FL	DP Weston Pointe IV, LLC
Nationwide	5525 Parkcenter Cr., Dublin, OH	DP Parkcenter Circle, LLC

EXHIBIT E

EXISTING PORTFOLIO PROPERTIES

Building Name Street Address SPE

AIiPoints at Anson Bldg. 1 4237 Anson Blvd., Whitestown, IN DH Anson, LLC

Buckeye Logistics Center 6835 West Buckeye Road, Phoenix, AZ DH Buckeye, LLC

12200 President’s Court 12200 President’s Court, Jacksonville, FL DH Jacksonville, LLC

201 Sunridge Blvd. 201 Sunridge Blvd., Wilmer, TX DH Wilmer, LLC

Aspen Corporate Center 500 455 Duke Drive, Franklin, TN DH Franklin, LLC

125 Enterprise Parkway 125 Enterprise Parkway, West Jefferson, OH DH West Jefferson, LLC

AllPoints Midwest Bldg. 1 1750 AIIPoints Parkway, Plainfield, IN DH Plainfield, LLC

1400 Ravello Drive 1400 Ravello Drive, Katy, TX DH Katy, LLC

Celebration Office Center III 1390 Celebration Blvd, Celebration, FL DH Orlando, LLC

Fairfield Distribution Ctr. IX 4543-4561 Oak Fair Blvd, Tampa, FL DH Tampa, LLC

Goodyear Crossing II 16920 W. Commerce Drive, Goodyear, AZ, DH Goodyear, LLC

Northpoint III 3300 Exchange Place, Lake Mary, FL, DH Northpoint III, LLC

1400 Perimeter Park Drive 1400 Perimeter Park Drive, Morrisville, NC, DH Research Triangle, LLC

3900 North Paramount Pkwy 3900 N. Paramount Parkway, Morrisville, NC, DH Research Triangle, LLC

3900 South Paramount Pkwy 3900 S. Paramount Parkway, Morrisville, NC, DH Research Triangle, LLC

DeVry Building (RT Miramar I) 2300 SW 145th Street, Miramar, FL, RT Miramar I, LLC

Royal Caribbean (RT Miramar II) 2200 SW 145th Street, Miramar, FL, RT Miramar II, LLC

EXHIBIT F

ORGANIZATIONAL CHART

Duke Realty Corporation

Duke/Hulfish, LLC - Ownership Chart

3/2/2011

Duke Realty Corporation
100% Owner
Duke Realty Limited Partnership
20% Partner
CB Richard Ellis Realty Trust
100% Owner
CB Operating Partnership
80% Partner
Duke/Hulfish, LLC
100% Owner
Duke/Princeton, LLC
100% Owner
DP Maryville 533 Center, LLC
DP Maryville 555 Center, LLC
DP Easton III, LLC
DP McAuley Place, LLC
DP Point West I, LLC
DP Regency Creek, LLC
DP Sam Houston Crossing, LLC
DP Landings Building I, LLC
DP Landings Building II, LLC
DP One Easton Oval, LLC
DP Two Easton Oval, LLC
DP Norman Pointe I, LLC
DP Norman Pointe II, LLC
DP One Conway Park, LLC
DP West Lake at Conway, LLC
DP Weston Pointe I, LLC
DP Weston Pointe II, LLC
DP Weston Pointe III, LLC
DP Weston Pointe IV, LLC
DP Parkcenter Circle, LLC
100% Owner
DH Anson, LLC
DH Buckeye, LLC
DH Jacksonville, LLC
DH Wilmer, LLC
DH Franklin, LLC
DH West Jefferson, LLC
DH Plainfield, LLC
DH Katy, LLC
DH Orlando, LLC
DH Tampa, LLC
DH Goodyear, LLC
DH Northpoint III, LLC
DH Research Triangle, LLC
RT Miramar I
RT Miramar II

EXHIBIT G

FORM OF NOTE

Loan No. 1004156

EMM-43355_3.DOC

PROMISSORY NOTE

(One-Month LIBO Rate, Adjusted Monthly)

$275,000,000.00	BASKING RIDGE, NEW JERSEY
March 24, 2011

FOR VALUE RECEIVED, the undersigned DUKE/HULFISH, LLC, a Delaware limited liability company (“Borrower”) promise(s) to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), at the Winston-Salem Loan Center, One West Fourth Street, 3rd Floor, Winston-Salem, North Carolina 27101, or at such other place as may be designated in writing by Lender, the principal sum of TWO HUNDRED SEVENTY FIVE MILLION DOLLARS AND NO CENTS ($275,000,000.00), or so much of such principal amount as shall have been advanced or as shall not have theretofore been paid, with interest payable in arrears from the date hereof on the unpaid principal balance hereof from time to time outstanding, per annum, at one or more of the Effective Rates (as hereinafter defined) calculated in accordance with the terms and provisions of the Fixed Rate Agreement attached hereto as Exhibit A (based on a 360-day year and charged on the basis of actual days elapsed). All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds without offset, deduction or counterclaim of any kind.

Interest accrued on this note (“Note”) shall be due and payable on the first (1st) Business Day of each month commencing with the first (1st) month after the date of this Note.

This Note is unsecured but is subject to that certain Loan Agreement dated as of the date hereof, executed by Borrower and Lender (as the same may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on September 24, 2011, subject to extension pursuant to the Loan Agreement (“Maturity Date”). Principal amounts outstanding hereunder, upon which repayment obligations exist and interest accrues, shall be determined by the records of Lender, which shall be deemed to be conclusive in the absence of clear and convincing evidence to the contrary presented by Borrower. This Note may be repaid in full or in part at any time from time to time without penalty. If any interest or principal payment required hereunder is not received by Lender on or before the fifteenth (15th) calendar day of the month (regardless of whether the fifteenth (15th) day falls on a Saturday, Sunday or legal holiday) in which it becomes due, Borrower shall pay, at Lender’s option, a late or collection charge equal to four percent (4%) of the amount of such unpaid payment (“Late Charge”).

If a Default (as defined in the Loan Agreement) occurs under the Loan Agreement; THEN Lender may, at its sole option, declare all sums owing under this Note immediately due and payable; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document. From and after the Maturity Date, subject to extension pursuant to the Loan Agreement, or such earlier date on which a Default (as defined in the Loan Agreement) exists under the Loan Agreement, then at the option of Lender, all sums due and owing on this Note shall bear interest at a rate per annum equal to five percent (5%) in excess of the interest rate otherwise accruing under this Note (“Default Rate”).

If any attorney is engaged by Lender to enforce or defend any provision of this Note or the Loan Agreement, or as a consequence of any Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and all costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and costs had been added to the principal.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or the Loan Agreement shall constitute a waiver of any breach, default, or failure of condition under this Note or the Loan Agreement. A waiver of any term of this Note or the Loan Agreement must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of the Loan Agreement shall prevail.

Borrower waives: presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of late charges; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

Time is of the essence with respect to every provision hereof. This Note shall be governed by, construed and enforced in accordance with the internal laws of the State of New Jersey without regard to its law regarding conflicts of law, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any federal or state court within the State of New Jersey having proper venue and also consent to service of process by any means authorized by New Jersey or federal law.

It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the Loan Agreement. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or the Loan Agreement, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the remedy to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note, and the provisions of this Note and the Loan Agreement shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding. The Lender may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of: (i) 12 United States Code, Sections 85 and 86, and (ii) any other law, rule, or regulation on effect from time to time, available to Lender which exempts Lender from any limit upon the rate of interest it may charge.

All of the rights and remedies of Lender under this Note and the Loan Agreement are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any default. Any judgment rendered on this Note shall bear interest at the maximum rate permitted by law.

Borrower recognizes that its default in making any payment on this Note when due, or the occurrence of any other Default hereunder or under the Loan Agreement, will require Lender to incur additional expense in servicing and administering the Loan, in loss to Lender of the use of the money due and in frustration to Lender in meeting its other financial and loan commitments and that the damages caused thereby would be extremely difficult and impractical to ascertain. Borrower agrees (a) that an amount equal to the Late Charge plus the accrual of interest at the Default Rate is a reasonable estimate of the damage to Lender in the event of a late payment, and (b) that the accrual of interest at the Default Rate following any other Default is a reasonable estimate of the damage to Lender in the event of such other Default, regardless of whether there has been an acceleration of the Loans evidenced hereby. Nothing in this Note shall be construed as an obligation on the part of Lender to accept, at any time, less than the full amount then due hereunder, or as a waiver or limitation of Lender’s right to compel prompt performance.

All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrower or Lender at the address and in the manner provided for in the Loan Agreement, except as otherwise provided herein.

The Loan Agreement, together with this Note, contains or expressly incorporates by reference the entire agreement of the parties with respect to the matters contemplated therein and herein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing.

All exhibits, schedules or other items attached hereto are incorporated into this Note by such attachment as set forth in full herein for all purposes. No present or future member, officer, trustee, employee or agent of Borrower shall have any personal liability to Lender under this Note.

(Balance of Page Intentionally Left Blank; Signature Page Follows)

SIGNATURE PAGE TO PROMISSORY NOTE

“BORROWER”
DUKE/HULFISH, LLC
By: Duke Realty Limited Partnership, an Indiana limited partnership, its managing member
By: Duke Realty Corporation, an Indiana corporation, its general partner
By:
Name:
Title:

EXHIBIT A

FIXED RATE AGREEMENT

Exhibit A to Promissory Note (“Note”), dated March 24, 2011, made by DUKE/HULFISH, LLC, as Borrower, to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender. Borrower has requested and Lender has agreed to provide the option to fix the rate of interest for specified periods on specified portions of the outstanding principal balance as a basis for calculating the Effective Rate on such portions of the principal amounts owing under this Note (the “One-Month LIBO Rate Option”). Borrower understands: (i) the process of exercising the One-Month LIBO Rate Option as provided herein; (ii) that amounts owing under this Note may bear interest at different rates and for different time periods; and (iii) that absent the terms and conditions hereof, it would be extremely difficult to calculate Lender’s additional costs, expenses, and damages in the event of a Default or prepayment by Borrower hereunder. Given the above, Borrower agrees that the provisions herein (including, without limitation, the One- Month LIBO Rate Price Adjustment defined below) provide for a reasonable and fair method for Lender to recover its additional costs, expenses and damages in the event of a Default or prepayment by Borrower.

1. RATES AND TERMS DEFINED. Various rates and terms not otherwise defined herein are defined and described as follows:

“Business Day” is a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Lender are open to the public for carrying on substantially all of Lender’s business functions.

“Effective Rate” is the rate of interest calculated in accordance with Section 2 herein.

“Federal Funds Rate” is, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three (3) Federal Funds brokers of recognized standing selected by Lender.

“Loan Agreement” is that certain Loan Agreement dated as of the date hereof between Borrower and Lender.

“Loan Documents” are the documents defined as such in the Loan Agreement.

“One-Month LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) two and one half percent (2.50%), plus (b) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), that is quoted by Lender from time to time as the London InterBank Offered Rate for deposits in U.S. Dollars, at approximately 9:00 a.m. (California time), for a period of one (1) month (“One-Month Rate”), which rate is divided by one (1.00) minus the Reserve Percentage.

One-Month LIBO Rate = 2.50%

+

One-Month Rate

(1 – Reserve Percentage)

“One-Month LIBO Rate Period” is the period of one (1) month from the first (1st) Business Day of a calendar month to, but not including, the first (1st) Business Day of the next calendar month; provided, however, no One-Month LIBO Rate Period shall extend beyond the Maturity Date.

“One-Month LIBO Rate Portion” is the principal balance of this Note which is subject to a One-Month LIBO Rate. In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the One-Month LIBO Rate Portion shall in no event exceed the maximum outstanding principal balance which will be permissible on the last day of the One-Month LIBO Rate Period.

“One-Month Rate” is the rate of interest defined above in the definition of “One-Month LIBO Rate”.

“Regulatory Costs” are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the FDIC, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a One-Month LIBO Rate.

“Replacement Rate” is, for any day, a fluctuating rate of interest equal to two and one half percent (2.50%), plus the Federal Funds Rate plus one and one-half percent (1.50%).

“Reserve Percentage” is at any time the percentage (stated as a decimal) announced within Lender as the reserve percentage under Regulation D for loans and obligations making reference to the One-Month LIBO Rate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Taxes” are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a One- Month LIBO Rate.

2. EFFECTIVE RATE. The Effective Rate upon which interest shall be calculated for this Note shall be one or more of the following:

2.1 Pre-Maturity; No Default. Provided no Default exists under this Note or under the Loan Agreement:

(a) Initial Disbursement; Subsequent Disbursements During Any Calendar Month. For the initial disbursement of principal under this Note, the Effective Rate on such principal amount shall be the One-Month LIBO Rate on the date of disbursement as determined by Lender. Such Effective Rate shall apply to such principal amount from the date of disbursement through and including the date immediately preceding the first (1st) Business Day of the next calendar month. On the first (1st) Business Day of the next calendar month, any principal disbursed during the prior calendar month shall be added to (or become) the One-Month LIBO Rate Portion for purposes of calculation of the Effective Rate under Section 2.1(b) below.

(b) Monthly Reset of One-Month LIBO Rate. Commencing with the first (1st) Business Day of the first (1st) calendar month after the initial disbursement of principal under this Note, and continuing thereafter on the first (1st) Business Day of each succeeding calendar month, the Effective Rate on the outstanding One-Month LIBO Rate Portion under this Note (i.e., all outstanding principal on such first (1st) Business Day) shall be reset to the One-Month LIBO Rate, as determined by Lender on each such first (1st) Business Day.

NOTWITHSTANDING THE ABOVE, Borrower, by written notice to Lender not less than three (3) Business Days prior to the first (1st) Business Day of any calendar month, may elect that the Effective Rate for all or any part of the outstanding principal balance on this Note for the One-Month LIBO Rate Period commencing on such first (1st) Business Day shall be the One-Month LIBO Rate, as determined by Lender, reset daily. Each such election shall apply only to a single One-Month LIBO Rate Period. Any written request by Borrower to Lender shall be delivered to Lender at the Winston- Salem Loan Center, One West Fourth Street, 3rd Floor, Winston-Salem, North Carolina 27101, with a copy to: 120 Mountain View Boulevard, Suite 200, Basking Ridge, New Jersey 07920, Attention: Kevin Poppe, or at such other place as may be designated in writing by Lender.

(c) If One-Month LIBO Rate Becomes Unavailable. In the event the One-Month LIBO Rate, for any reason, should become prohibited or unavailable to Lender, or, if in Lender’s good faith judgment, it is not possible or practical for Lender to set a One-Month LIBO Rate, THEN the Effective Rate shall be the Replacement Rate.

2.2 Post-Maturity; Default Rate. From and after the Maturity Date, or such earlier date on which a Default exists under the Loan Agreement, THEN at the option of Lender, all sums owing on this Note shall bear interest at a rate per annum equal to the Default Rate.

3. TAXES, REGULATORY COSTS AND RESERVE PERCENTAGES. Upon Lender’s demand, Borrower shall pay to Lender, in addition to all other amounts which may be, or become, due and payable under this Note and the Loan Agreement, any and all Taxes and Regulatory Costs, to the extent they are not internalized by calculation of an Effective Rate. Further, at Lender’s option, the Effective Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Lender in its prudent banking judgment, from the date of imposition (or subsequent date selected by Lender) of any such Regulatory Costs. Lender shall give Borrower notice of any Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Taxes and Regulatory Costs regardless of whether or when notice is so given.

4. ONE-MONTH LIBO RATE PRICE ADJUSTMENT. Borrower acknowledges that prepayment or acceleration of a One-Month LIBO Rate Portion during a One-Month LIBO Rate Period shall result in Lender’s incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a One-Month LIBO Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrower will pay Lender (in addition to all other sums then owing to Lender) an amount (“One-Month LIBO Rate Price Adjustment”) equal to the then present value of (a) the amount of interest that would have accrued on the One-Month LIBO Rate Portion for the remainder of the One-Month LIBO Rate Period at the One-Month LIBO Rate set on the first (1st) Business Day of the month in which such amount is prepaid or becomes due, less (b) the amount of interest that would accrue on the same One-Month LIBO Rate Portion for the same period if the One-Month LIBO Rate were set on the Price Adjustment Date at the One-Month LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the One-Month Rate quoted on the Price Adjustment Date. There shall be no other penalty or price adjustment for any prepayment of the One-Month LIBO Rate Portion of the Note other than the One-Month LIBO Rate Price Adjustment above and there shall be no penalty or price adjustment for any prepayment of the One-Month LIBO Rate Portion of the Note which is reset daily.

Borrower confirms that Lender’s agreement to make the Loan evidenced by this Note at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.

5. PURCHASE, SALE AND MATCHING OF FUNDS. Borrower understands, agrees and acknowledges the following:

(a) Lender has no obligation to purchase, sell and/or match funds in connection with the use of a One-Month Rate as a basis for calculating an Effective Rate or One-Month LIBO Rate Price Adjustment;

(b) a One-Month Rate is used merely as a reference in determining an Effective Rate or a One-Month LIBO Rate Price Adjustment; and

(c) Borrower has accepted a One-Month Rate as a reasonable and fair basis for calculating an Effective Rate or a One-Month LIBO Rate Price Adjustment. Borrower further agrees to pay the One-Month LIBO Rate Price Adjustment, Taxes and Regulatory Costs, if any, whether or not Lender elects to purchase, sell and/or match funds.

6. MISCELLANEOUS. As used in this Exhibit, the plural shall mean the singular and the singular shall mean the plural as the context requires.

This Agreement is executed under seal concurrently with and as part of the Note referred to and described first above.

(Balance of Page Intentionally Left Blank; Signature Page Follows)

SIGNATURE PAGE TO FIXED RATE AGREEMENT ATTACHED TO

PROMISSORY NOTE

“BORROWER”
DUKE/HULFISH, LLC
By:	Duke Realty Limited Partnership,
an Indiana limited partnership,
its managing member
By:	Duke Realty Corporation,
An Indiana corporation, its general partner
By:
Name:
Title:

EXHIBIT H

NOTICE OF BORROWING

                    , 20

Wells Fargo Bank, National Association

MACD4000-030

Winston Salem Loan Center

1 West 4th Street, 3rd Floor

Winston Salem, North Carolina 27101-3818

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of March 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Duke/Hulfish, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”) and Wells Fargo Bank, National Association (the “Lender”). Capitalized terms used herein, and not otherwise defined herein, have the respective meanings given them in the Loan Agreement.

1.	Pursuant to Section 2.1(b) of the Loan Agreement, the Borrower hereby requests that the Lender make a Loan to the Borrower in an aggregate amount equal to $ .

2.	The Borrower requests that such Loan be made available to the Borrower on , 2011.

3.	The purpose of the Loan is for the acquisition of

The Borrower hereby certifies to the Lender that as of the date hereof, (a) no Default exists or would exist after giving effect to the requested Loan, and (b) the representations and warranties made or deemed made by the Borrower in the Note and Loan Agreement are true and correct with the same force and effect as if made on and as of the date hereof except to the extent (i) that such representations and warranties expressly relate solely to an earlier date and (ii) changes in factual circumstances are specifically and expressly permitted under the Note and Loan Agreement. In addition, the Borrower certifies to the Lender that all conditions to the making of the requested Loan contained in the Loan Agreement have been satisfied (unless waived by Lender).

Borrower:

DUKE/HULFISH, LLC,
a Delaware limited liability company

By:	Duke Realty Limited Partnership,
an Indiana limited partnership,
its managing member

	By:	Duke Realty Corporation,
an Indiana corporation,
its general partner

By:
Name:
Title:

EXHIBIT I

EXERCISE OF OPTION TO EXTEND MATURITY OF LOANS

[Date]

Wells Fargo Bank, National Association

Real Estate Banking Group (AU: 55069)

120 Mountain View Boulevard, Suite 200

Basking Ridge, New Jersey 07920

Attention: Kevin Poppe

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of March 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement”), by and among Duke/Hulfish, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), and Wells Fargo Bank, National Association, as Lender (the “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

1. Pursuant to Section [2.8][2.9] of the Loan Agreement, the Borrower hereby requests that the Lender extend the Maturity Date of the Loans to the [First][Second] Extended Maturity Date.

2. As of the date hereof, (a) no Default under the Loan Agreement exists and (b) the representations and warranties made or deemed made by the Borrower in the Loan Agreement are true and correct on and as of the date hereof (except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date)).

3. As of the date hereof the Borrower is in compliance with the covenants set forth in Article 5 of the Loan Agreement.

4. As of the date hereof, there exists no material adverse change in the financial condition of the Consolidated Entities from the date of the Loan Agreement.

DUKE/HULFISH, LLC, a Delaware limited liability company

By:	Duke Realty Limited Partnership,
an Indiana limited partnership

	By:	Duke Realty Corporation,
an Indiana corporation,
its general partner

By:
Name:
Title: